SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

May 4, 2006

Date of report (Date of earliest event reported)

G & L REALTY CORP.

(Exact name of registrant as specified in charter)

Maryland	1-12566	95-4449388
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

439 N. Bedford Drive, Beverly Hills, California	90210
(Address of principal executive of offices)	(Zip code)

Registrant’s telephone number including area code: (310) 273-9930

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 4, 2006, the Board of Directors of G&L Realty Corp., referred to in this Report on Form 8-K as the “Company,” adopted, and the common stockholders of the Company approved, a Plan of Complete Liquidation and Dissolution, calling for the complete liquidation and dissolution of the Company. A copy of that Plan of Complete Liquidation and Dissolution is attached as Exhibit 99.2 to this Report on Form 8-K. It is currently anticipated that the Company will, under the Plan of Complete Liquidation and Dissolution, be wound up and dissolved by the end of June, 2006.

Under the Plan of Complete Liquidation and Dissolution,

•	the debts and liabilities of the Company will be provided for, principally by the assumption of such liabilities by the Company’s common stockholders, Daniel M. Gottlieb and Steven D. Lebowitz, and by the Company’s operating subsidiary (G&L Realty Partnership, L.P.), which will survive the liquidation and dissolution of the Company;

•	the Company’s 10.25% Series A Cumulative Preferred Stock, par value $.01 per share, and the Company’s 9.8% Series B Cumulative Preferred Stock, par value $.01 per share (referred to collectively in this Report on Form 8-K as the Company’s “Preferred Stock”), will be redeemed at the redemption price of the Preferred Stock, or the holders of the Preferred Stock will receive cash distributions in the amount of the liquidation preference of their Preferred Stock; and

•	all of the Company’s remaining assets (including all of the Company’s interest in G&L Realty Partnership, L.P.) will be distributed to the Company’s common stockholders, Daniel M. Gottlieb and Steven D. Lebowitz, or their respective nominees, in kind.

It is anticipated that the business of the Company, previously conducted through G&L Realty Partnership, L.P., will continue to be conducted through that entity under the G&L name and under the ongoing management and control of Messrs. Gottlieb and Lebowitz.

In connection with the adoption of the Plan of Complete Liquidation and Dissolution, the Company also on May 4, 2006 entered into two assumption and indemnity agreements, one with its common stockholders, Messrs. Daniel M. Gottlieb and Steven D. Lebowitz, and one with its operating subsidiary, G&L Realty Partnership, L.P. Copies of those two assumption and indemnity agreements are attached as Exhibits 99.3 and 99.4 to this Report on Form 8-K. Pursuant to these agreements the Company’s common stockholders and G&L Realty Partnership, L.P. have each, among other things, assumed responsibility for all of the Company’s liabilities and agreed to indemnify, hold harmless and defend of the Company and its directors who are not common stockholders (Messrs. Richard Lesher, Charles Reilly and S. Craig Tompkins) against liability with respect to the liquidation and dissolution.

Incident to the implementation of the Plan of Complete Liquidation and Dissolution, the Board of Directors has called for the redemption of the Company’s Preferred Stock, such redemption being, however, specifically conditioned upon the completion of the liquidation and dissolution of the Company on the redemption date. Copies of the Notices of Conditional Redemption with respect to the Series A and the Series B Preferred Stock are attached as Exhibits 99.5 and 99.6 to this Report on Form 8-K. It is anticipated that this redemption will occur simultaneously with the making of the final liquidating distribution to the common stockholders of the Company in mid to late June, 2006. However, as the completion of the liquidation and dissolution is subject to various contingencies (including the closing of certain funding needed to provide the liquidity necessary to redeem the Preferred Stock), no assurances can be given that the liquidation and dissolution will be completed by this or any other date or that the Preferred Stock will, ultimately, be redeemed. Messrs. Gottlieb and Lebowitz have advised the Board that they have a very high degree of confidence that the liquidation and dissolution will be completed by the end of June.

Item 7.01	Regulation FD Disclosure

On May 4, 2006, the Company announced that its Board of Directors and common stockholders have adopted a Plan of Complete Liquidation and Dissolution of the Company. The Plan of Complete Liquidation and Dissolution and certain related agreements and actions, including the conditional redemption of the Company’s Preferred Stock, are discussed in greater detail in Item 1.01, above. A copy of the press release announcing the adoption of the Plan of Complete Liquidation and the conditional redemption of the Company’s Preferred Stock is attached as Exhibit 99.1 to this Report on Form 8K.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release issued by G & L Realty Corp. on May 4, 2006

99.2	Plan of Complete Liquidation and Dissolution dated May 4, 2006

99.3	Assumption and Indemnity Agreement between Daniel M. Gottlieb and Steven D. Lebowitz, as indemnitors, and the Company, as indemnitee, dated May 4, 2006

99.4	Assumption and Indemnity Agreement between G&L Realty Partnership, L.P., as indemnitor, and the Company, as indemnitee, dated May 4, 2006

99.5	Notice of Conditional Redemption of the Company’s 10.25% Series A Cumulative Preferred Stock, par value $.01 per share

99.6	Notice of Conditional Redemption of the Company’s 9.8% Series B Cumulative Preferred Stock, par value $.01 per share

The information contained in this report on Form 8-K under Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any of the Registrant’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless specified otherwise in any such filings.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G & L REALTY CORP.

By:	/s/ David E. Hamer
David E. Hamer
Corporate Secretary and Chief Accounting Officer

DATED: May 4, 2006

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